Exhibit 99.1

MeadWestvaco Corporation
Global Headquarters
501 South 5th Street
Richmond VA 23219-0501
+1 804.444.6397
www.mwv.com

PRESS RELEASE

Media Relations	Investor Relations
Tucker McNeil tel: +1 804-444-6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804-444-2556

MWV Reports Third Quarter Volume Growth and Solid Earnings Performance

Third Quarter Highlights:

•	Earnings from continuing operations of $0.38 per share (ex-items $0.39 per share)

•	Volume growth of 3% from continued gains in targeted packaging and specialty chemicals markets

•	Strong productivity benefits from Operational Excellence initiatives

RICHMOND, Va – Oct. 23, 2012 – MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, announced third quarter 2012 sales of $1.40 billion, which is essentially unchanged versus the third quarter of 2011. The company had solid volume growth, improved pricing and favorable product mix, which were offset by the impact of unfavorable foreign currency exchange and lower land sales. The company’s overall volume grew approximately 3 percent, led by gains in markets for corrugated packaging in Brazil, retail food and beverage packaging in North America, and healthcare adherence packaging and plastic medical dispensers, as well as by increased sales of specialty chemicals for asphalt paving and oilfield drilling markets.

Income from continuing operations was $67 million, or $0.38 per share ($69 million or $0.39 per share ex-items). Higher volumes, pricing and product mix improvements, and productivity gains were more than offset by unfavorable foreign currency exchange and lower earnings from land sales.

“Our profitable growth strategy is working in the packaging and specialty chemicals end markets we have targeted,” said John A. Luke, Jr., chairman and chief executive officer. “We are building leading positions that are not only helping us outperform the broader market and demand trends we’re seeing today, but also providing a solid foundation from which we can deliver on our long-term performance goals.”

Luke continued, “The profitable growth we are generating is the direct result of a relentless focus on four strategic priorities – commercial excellence, insights-driven innovation, emerging markets growth and expanded participation. Progress in each of these areas across our business, along with benefits from our significant expansion in Brazil and ongoing productivity programs, will continue to drive MWV forward through the challenging external environment we are still facing in the near-term.”

Quarterly Comparison

Sales from continuing operations in the third quarter of 2012 were $1.40 billion compared to $1.41 billion in the third quarter of 2011. Income from continuing operations in the third quarter of 2012 was $67 million, or $0.38 per share, and included after-tax restructuring charges of $2 million, or $0.01 per share. Income from continuing operations in the third quarter of 2011 was $85 million, or $0.49 per share, and included after-tax restructuring charges of $4 million, or $0.02 per share. Adjusted income and adjusted earnings per share from continuing operations, excluding after-tax restructuring charges, were $69 million, or $0.39 per share, for the third quarter of 2012 compared to $89 million, or $0.51 per share, for the third quarter of 2011. Please refer to the “Use of Non-GAAP Measures” section of this release.

Third Quarter Segment Results

Following is a summary of third quarter 2012 results by business segment. All comparisons of the results for the third quarter of 2012 are with the third quarter of 2011 on a continuing operations basis. As previously announced, effective Jan. 1, 2012, the company changed its segment reporting of its packaging businesses. Information on the new Food & Beverage; Home, Health & Beauty; and Industrial segments, including segment descriptions, end market and geographic sales breakdowns, and operating strategies, are available at: http://www.meadwestvaco.com/PackagingSegments/index.htm.

Food & Beverage

In the Food & Beverage segment, sales were $806 million in the third quarter of 2012 compared to $808 million in the third quarter of 2011. Profit was $93 million in the third quarter of 2012 compared to $94 million in the third quarter of 2011.

Sales benefited from increased volumes and improved pricing and product mix, as well as contribution from the new caps and closures business (Polytop) acquired in the fourth quarter of 2011. Overall food and beverage volume growth was led by increases in food and tobacco packaging with global strategic customers. Beverage packaging volumes outperformed market trends in North America. In North America volumes grew due to higher beer consumption and to share gains with beverage brand owners. Beverage volumes in Asia also grew due to increased market penetration with global and regional brand owners. Total global beverage volumes, however, declined modestly due to lower overall consumption of carbonated soft drinks in North America and the impact from the ongoing economic climate, particularly in Europe. In food packaging, volumes grew due to gains in differentiated retail food and food service solutions. Liquid packaging volumes declined modestly due to changes in the timing of shipments for certain customers. The overall decline in sales for the segment was primarily driven by unfavorable foreign currency exchange.

Profit performance primarily reflects the benefit of higher volumes, pricing and product mix improvements and solid productivity gains. These benefits were offset by unfavorable foreign currency exchange and by higher input costs.

Home, Health & Beauty

In the Home, Health & Beauty segment, sales were $187 million in the third quarter of 2012 compared to $190 million in the third quarter of 2011. Profit increased to $12 million in the third quarter of 2012 compared to $10 million in the third quarter of 2011.

Sales benefited from volume gains in personal care dispensing and healthcare packaging solutions, and also from the inclusion of the new caps and closures business. These gains were essentially offset by unfavorable foreign currency exchange, contractual resin-based pricing adjustments, as well as by lower volumes of beauty and personal care folding carton packaging in Europe. Volume growth in personal care dispensing solutions was led by share gains with major skin care and anti-aging brand owners, along with solid sales volumes of fragrance sprayers. In healthcare packaging, volume growth was driven by continued strong demand for the segment’s preservative-free and metered dosage medical pumps. Adherence-enhancing packaging volume grew, and the segment continues to transition to Shellpak Renew with key retail partners. In home and garden packaging, volume growth was led by gains in caps and closures solutions. Sprayplast’s trigger sprayer volumes also grew led by gains with major homecare brand owners in Europe and Asia. Volume growth in these areas was offset by lower trigger volumes in North America due to drought conditions in the United States, which resulted in lower sales of lawn and garden maintenance products at retail.

Improved profit performance reflects volume growth, lower raw materials costs, productivity gains and contribution from the new caps and closures business. These benefits were partially offset by unfavorable foreign currency exchange and modest losses in personal care folding carton products.

Industrial

In the Industrial segment, sales declined to $114 million in the third quarter of 2012 compared to $136 million in the third quarter of 2011. Profit declined to $7 million in the third quarter of 2012 compared to $25 million in the third quarter of 2011.

Overall volumes grew, as the segment continued to increase its share of corrugated packaging for targeted meat, produce and consumer products end markets through its strategy of delivering innovative, high-quality solutions to the fastest growing end markets. These gains were primarily offset by unfavorable foreign currency exchange.

During the third quarter, the segment started producing and converting paperboard from the new machine in Três Barras. The segment expects significant earnings and cash flow contribution from the Brazil expansion project beginning in 2013.

Profit performance primarily reflects unfavorable foreign currency exchange and product mix, as well as higher labor costs and expenses related to the startup of the segment’s new paperboard machine. These impacts were partially offset by volume growth in corrugated packaging.

Specialty Chemicals

In the Specialty Chemicals segment, sales increased to $255 million in the third quarter of 2012 compared to $225 million in the third quarter of 2011. Profit increased to $62 million in the third quarter of 2012 compared to $56 million in the third quarter of 2011.

Sales growth was led by strong volume growth in targeted pine chemicals and carbon technology markets. The segment continued to penetrate higher value pine chemicals end markets of adhesives, asphalt and oilfield services.

Profit performance was driven by volume growth across targeted higher value pine chemicals and carbon technology solutions. Lower costs for energy and certain raw materials also contributed to results. These benefits were partially offset by increased expenses from growth investments, lower pricing on standard products and unfavorable foreign currency exchange.

Community Development and Land Management

Sales for the Community Development and Land Management segment were $35 million in the third quarter of 2012 compared to $53 million in the third quarter of 2011. Profit was $11 million in the third quarter of 2012 compared to $19 million in the third quarter of 2011.

Profit from real estate activities was $5 million in the third quarter of 2012 compared to $18 million in the third quarter of 2011. The segment sold approximately 5,000 acres for gross proceeds of $12 million in the third quarter of 2012 compared to approximately 15,700 acres for gross proceeds of $31 million in the third quarter of 2011. Profit from forestry operations and leasing activities was $6 million in the third quarter of 2012 compared to $1 million in the third quarter of 2011.

Other Items

In the third quarter of 2012, total pretax input costs of energy, raw materials and freight remained relatively flat compared to the third quarter of 2011 on a continuing operations basis.

In the third quarter of 2012, the pretax impact on earnings from foreign currency exchange was $20 million unfavorable compared to the third quarter of 2011 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations was about $125 million in the first nine months of 2012 compared to $307 million in the comparable year-ago period and primarily reflects higher usage of working capital and lower income from continuing operations.

Capital spending from continuing operations increased to $484 million in the first nine months of 2012 compared to $430 million in the comparable year-ago period primarily driven by the expansion of the industrial packaging business in Brazil and the construction of a new, state-of-the-art biomass boiler at the Covington facility.

The company’s U.S. qualified retirement plans remain over-funded, and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

The effective tax rate attributable to continuing operations, including the effects of discrete tax items, was 36 percent in the third quarter of 2012 compared to 31 percent in the third quarter of 2011. The annual effective tax rate attributable to continuing operations in 2012, excluding the effects of discrete tax items, is expected to be about 35 percent.

MWV paid a regular quarterly dividend of $0.25 per share during the third quarter of 2012.

In August, MWV’s senior unsecured credit rating was upgraded to Baa3 (investment grade) by Moody’s Investor Service with a “stable” outlook. The upgrade primarily reflects the company’s strong balance sheet, prospects for earnings and cash flow growth, and its leading market positions in several global packaging markets.

MWV announced last week a definitive agreement to purchase Ruby Macons Ltd., India’s top producer of corrugated packaging materials and a leader in the country’s growing industrial packaging industry. In the last 12 months, Ruby Macons Ltd. generated total sales of approximately $80 million and produced more than 150,000 tons of paperboard for corrugated packaging.

Outlook

In the fourth quarter of 2012, MWV expects earnings to be well above the modest profit the company generated in the year-ago quarter on a continuing operations basis. Continued momentum with its profitable growth strategy in its packaging and specialty chemicals businesses, and significantly lower mill outage costs versus the year-ago quarter are expected to drive the improvement. The company is continuing to navigate well through the uneven demand environment, and it is prepared to respond to negative near-term impacts to demand that could arise from the outcomes of the U.S. elections, the so-called “fiscal-cliff” event, as well as from global macroeconomic challenges.

Looking beyond the current environment, the company remains confident in achieving its three-to-five year performance goals of 5 percent-plus average annual sales growth and 7 to 10 percent average annual earnings growth. In addition to benefits from its profitable growth strategy, MWV remains well on-track with the major initiatives that will contribute to the company’s longer term performance, including MWV Rigesa’s business expansion, the energy savings project at the Covington, Va. paperboard mill and ongoing productivity improvement initiatives.

Use of Non-GAAP Measures

Income and earnings per share from continuing operations, adjusted to exclude after-tax restructuring charges, is not meant to be considered in isolation or as a substitute for income and earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business because such measures exclude after-tax charges that management believes are not indicative of the ongoing operating results of the business.

Conference Call

Investors may participate in the live conference call today at 10 a.m. EDT by dialing 1 (800) 230-1092 (toll-free domestic) or 1 (612) 234-9960 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via telephone starting at 12 p.m. EDT Oct. 23, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 266212.

About MWV

MeadWestvaco Corporation (NYSE: MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco and agricultural industries. The company also produces specialty chemicals for the automotive, energy and infrastructure industries and maximizes the value of its land holdings through forestry operations, property development and land sales. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2005. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions, including divestitures; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011[1]	2012	2011[1]
Net sales	$1,395	$1,411	$4,131	$4,036

Cost of sales	1,095	1,090	3,233	3,118
Selling, general and administrative expenses	160	161	500	490
Interest expense	38	40	114	124
Other income, net	(2)	(3)	(16)	(23)

Income from continuing operations before income taxes	104	123	300	327
Income tax provision	37	38	105	103

Income from continuing operations	67	85	195	224

(Loss) income from discontinued operations, net of income taxes	(16)	32	(7)	47

Net income attributable to the company	$51	$117	$188	$271

Net income per diluted share attributable to the company:
Income from continuing operations	$0.38	$0.49	$1.10	$1.29
(Loss) income from discontinued operations	(0.10)	0.18	(0.04)	0.27

Net income attributable to the company	$0.28	$0.67	$1.06	$1.56

Shares used to compute net income per diluted share	177.5	174.4	176.6	173.9

[1]	Certain amounts in 2011 have been recast to conform to the presentation of discontinued operations of the Consumer & Office Products business that was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$745	$656
Accounts receivable, net	693	591
Inventories	654	579
Other current assets	125	63
Current assets of discontinued operations [1]	—	353

Current assets	2,217	2,242

Property, plant, equipment and forestlands, net	3,592	3,442
Prepaid pension asset	1,128	969
Goodwill	666	668
Other assets	1,087	1,089
Non-current assets of discontinued operations [1]	—	353

	$8,690	$8,763

Liabilities and Equity
Accounts payable	$582	$601
Accrued expenses	449	489
Notes payable and current maturities of long-term debt	51	254
Current liabilities of discontinued operations [1]	—	136

Current liabilities	1,082	1,480

Long-term debt	2,093	1,880
Other long-term obligations	1,251	1,244
Deferred income taxes	936	915
Non-current liabilities of discontinued operations [1]	—	43

Shareholders’ equity	3,308	3,182
Non-controlling interest	20	19

Total equity	3,328	3,201

	$8,690	$8,763

[1]	Amounts attributable to discontinued operations at December 31, 2011 reflect the discontinued operations treatment of the Consumer & Office Products business that was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011[1]	2012	2011[1]
Sales
Food & Beverage	$806	$808	$2,361	$2,324
Home, Health & Beauty	187	190	590	585
Industrial	114	136	339	387
Specialty Chemicals	255	225	708	618
Community Development & Land Management	35	53	137	126

Total	1,397	1,412	4,135	4,040
Inter-segment eliminations	(2)	(1)	(4)	(4)

Consolidated total	$1,395	$1,411	$4,131	$4,036

Segment profit
Food & Beverage	$93	$94	$256	$281
Home, Health & Beauty	12	10	35	26
Industrial	7	25	40	67
Specialty Chemicals	62	56	182	161
Community Development & Land Management	11	19	52	55

Subtotal	185	204	565	590
Corporate and Other [2]	(81)	(81)	(265)	(263)

Consolidated total [3]	$104	$123	$300	$327

[1]	The information presented for the 2011 periods has been conformed to the company’s new segment reporting structure effective Jan. 1, 2012.
[2]

Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and curtailment gains and losses, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.

[3]	Represents income from continuing operations attributable to the company before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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